Exhibit 5.1

Charles J. Bair
+1 858 550 6142
cbair@cooley.com

February 7, 2020

Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite101
San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) up to 11,952,191 shares (the “Common Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (ii) up to 1,195,219 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Series X convertible preferred stock of the Company, par value $0.0001 per share, convertible into 11,952,190 shares of Common Stock (the “Conversion Shares”).

The offering is being made pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-228268) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”) and pursuant to the non-transferable subscription rights granted by the Company to certain securityholders to purchase Common Shares and/or Preferred Shares, as described in the Prospectus, and the right granted to BVF Partners L.P. and Stonepine Capital, LP to purchase any Common Shares offered but not sold pursuant to such non-transferable subscription rights, or the number of any Preferred Shares that may be converted into such number of Common Shares, in each case under the Prospectus (the “Oversubscription Right”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, its Bylaws, its Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (“Certificate of Designation”) and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

February 7, 2020
Page Two

With respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Conversion Shares, of the Company and/or adjustments to outstanding securities, including the Preferred Shares, of the Company may cause the Conversion Shares to be convertible for more shares of Common Stock than the number that remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares, when issued pursuant to the nontransferable subscription rights, including the Oversubscription Right, as described in the Prospectus, against payment therefor, will be validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Securities and Exchange Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,
COOLEY LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com